Exhibit 99.1

Tiptree Announces Receipt of NASDAQ Letter

NEW YORK--(BUSINESS WIRE) -- Tiptree Inc. (NASDAQ:TIPT) (the “Company”) received, as expected, a notification from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because it has not yet filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (the “Form 10-Q”). The NASDAQ letter has no immediate effect on the listing of Tiptree’s common stock on The NASDAQ Capital Market.

Under NASDAQ Listing Rules, the Company has until July 17, 2017 to comply with the NASDAQ Listing Rule or to submit a plan to NASDAQ to regain compliance. If it accepts the Company’s plan, NASDAQ can grant an exception of up to 180 days from the Form 10-Q due date (which would be November 6, 2017) for the Company to regain compliance. If NASDAQ does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a NASDAQ Hearings Panel before any delisting occurs.

About Tiptree
Tiptree Inc. (NASDAQ: TIPT) is focused on enhancing shareholder value by generating consistent and growing earnings at its operating companies. The Company’s consolidated subsidiaries currently operate in the following businesses - specialty insurance, asset management, senior living and specialty finance. For more information about Tiptree visit www.tiptreeinc.com.

Tiptree Inc.
Investor Relations, 212-446-1400
ir@tiptreeinc.com